     Exhibit 10.2

Heska Corporation 2006 Management Incentive Plan

The following is intended to implement the Heska Corporation Management Incentive Plan Master Document for the year beginning on January 1, 2006 and ending on December 31, 2006 (the “2006 MIP”). The Compensation Committee has agreed on the following for the 2006 MIP.

1)     The Category Percentages for the 2006 MIP are as follows:

Chief Executive Officer	50.0% of base pay
Chief Financial Officer	35.0% of base pay
Vice Presidents	35.0% of base pay
Directors	25.0% of base pay

2)     The Plan Allocation for the 2006 MIP is as follows:

75% on overall achievement of the company-wide financial objective and 25% on individual performance

3)     The Key Parameters for the 2006 MIP is as follows:

Pre-MIP Net Income

4)     The Payout Structure for the 2006 MIP is as follows:

The Payout Structure is designed so that after specific Pre-MIP Net Income target is achieved a Share Percentage is applied to the amount of Pre-MIP Net Income over a specific target. There are pre-set Share Percentages associated with Pre-MIP Net Income targets. The result of this relationship creates a cumulative amount of funding.

The plan is designed to begin funding the Incentive Pool once $1.00 of Pre-MIP Net Income is achieved.

2006 MIP Table
Pre-MIP Net Income	MIP Funding by Increment	Share Percentage	MIP Cumulative Funding	Post-MIP Net Income by Increment	Post-MIP Cumulative Net Income

› $3,000,001	--	0%	$1,500,000	Pre-MIP Net Income	› $1,500,001
$2,500,001 to $3,000,000	$250,000	50%	$1,500,000	$250,000	$1,500,000
$2,000,001 to $2,500,000	$250,000	50%	$1,250,000	$250,000	$1,250,000
$1,500,001 to $2,000,000	$250,000	50%	$1,000,000	$250,000	$1,000,000
$1,000,001 to $1,500,000	$250,000	50%	$750,000	$250,000	$750,000
$1 to $1,000,000	$500,000	50%	$500,000	$500,000	$500,000

Any MIP payment based on Pre-MIP Net Income over $3,000,000 will be at the sole and absolute discretion of the Compensation Committee.